NEWS RELEASE

The Hartford Reports First Quarter 2018 Income From Continuing Operations, After Tax, Of $428 Million ($1.18 Per Diluted Share) And Core Earnings Of $461 Million ($1.27 Per Diluted Share)

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Income from continuing operations, after tax, of $428 million, or $1.18 per diluted share, rose from $303 million, or $0.80 per diluted share, in first quarter 2017 primarily due to stronger Commercial Lines and Personal Lines property and casualty (P&C) underwriting results, as well as higher consolidated net investment income and a lower U.S. corporate income tax rate

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Core earnings* were $461 million, or $1.27 per diluted share, up from $288 million, or $0.76 per diluted share, in first quarter 2017 due to core earnings growth in the Commercial Lines, Personal Lines, Group Benefits and Mutual Funds segments

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P&C combined ratio of 93.1 improved 4.3 points from first quarter 2017, including lower catastrophe losses and favorable prior accident year development (PYD); P&C underlying combined ratio* of 90.3 decreased 0.9 point from first quarter 2017, including better results in both Commercial Lines and Personal Lines

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Book value per diluted share of $36.06 declined 3% from Dec. 31, 2017 primarily due to the impact of higher interest rates; book value per diluted share excluding accumulated other comprehensive income (AOCI)* was $36.71, up 4%

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Conn., April 26, 2018 – The Hartford (NYSE: HIG) reported first quarter 2018 income from continuing operations, after tax, of $428 million compared with $303 million in first quarter 2017. The $125 million increase was due to higher Commercial Lines and Personal Lines P&C underwriting results, including lower catastrophe losses and favorable PYD, and increased consolidated net investment income, partially offset by a net realized capital loss compared with a net realized capital gain in first quarter 2017. In addition, income tax expense declined despite an increase in income from continuing operations before income taxes due to the reduction in the U.S.

corporate tax rate, which took effect on Jan. 1, 2018. Income from continuing operations, after tax, per diluted share was $1.18 compared with $0.80 in first quarter 2017.

First quarter 2018 core earnings, which do not include income from discontinued operations, net realized capital gains (losses) or acquisition integration expenses, but do include amortization of intangible assets related to the Group Benefits acquisition, were $461 million compared with $288 million in first quarter 2017. The $173 million increase was driven by core earnings growth in Commercial Lines, Personal Lines, Group Benefits and Mutual Funds, the company's major business segments. Core earnings per diluted share* of $1.27 compared with $0.76 in first quarter 2017.

"First quarter financial results were excellent, achieving higher earnings and top line growth," said The Hartford’s Chairman and CEO Christopher Swift. "Solid underwriting and investment performance drove higher pre-tax income in each of our major business segments, while lower corporate income tax rates also contributed. We continue to invest across the company to build market-differentiating capabilities, broaden product offerings and become more efficient. All of these initiatives will help us serve our customers better, support profitable growth and create long-term value for shareholders. Lastly, we are pleased with the progress of the Group Benefits acquisition integration and the Talcott Resolution sale, which we expect to close by June 30, 2018."

The Hartford’s President Doug Elliot said, “P&C results were very strong this quarter, with improved underlying margins and lower catastrophe losses versus last year. Commercial Lines achieved top line growth with excellent margins, despite facing competitive market conditions and renewal written pricing pressure. Personal Lines auto margins continued to improve in line with our outlook. And Group Benefits produced outstanding margins and new business growth, consistent with our expectations for the combined book. Our integration plan for the group life and disability business is on track. We are creating a truly differentiated capability for this marketplace.”

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended
	Mar 31 2018	Mar 31 2017	Change¹
Net income (loss) by segment:
Commercial Lines	$298	$231	29%
Personal Lines	89	33	170%
P&C Other Operations	17	24	(29)%
Property & Casualty	404	288	40%
Group Benefits	54	45	20%
Mutual Funds	34	23	48%
Sub-total	492	356	38%
Corporate	105	22	NM
Net income	$597	$378	58%
Less: Income from discontinued operations, after tax	169	75	125%
Income from continuing operations, after tax	$428	$303	41%
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(30)	23	NM
Less: Integration and transaction costs associated with acquired business, before tax	(12)	—	NM
Less: Income tax benefit (expense), including amounts related to before tax items excluded from core earnings	9	(8)	NM
Core earnings	$461	$288	60%
Weighted average diluted common shares outstanding	363.9	378.6	(4)%
Income from continuing operations per diluted share[2]	$1.18	$0.80	48%
Net income per diluted share[2]	$1.64	$1.00	64%
Core earnings per diluted share[2]	$1.27	$0.76	67%
Select financial measures:
Common shares outstanding and dilutive potential common shares	364.5	375.9	(3)%
Book value per diluted share	$36.06	$45.25	(20)%
Book value per diluted share (excluding AOCI)*	$36.71	$45.80	(20)%
Net income (loss) ROE[3]	(19.3)%	5.4%	(24.7)
Core earnings ROE*[3]	7.8%	5.1%	2.7
Select operating data:
Net investment income	$451	$410	10%
Annualized investment yield, before tax, excluding LPs*	3.7%	3.8%	(0.1)
Annualized limited partnerships and other alternative investment yield, before tax	18.6%	15.5%	3.1
P&C net investment income	$322	$310	4%
P&C annualized investment yield, before tax, excluding LPs*	3.7%	3.7%	—
Group Benefits net investment income	$121	$95	27%
Group Benefits annualized investment yield, before tax, excluding LPs*	3.8%	4.3%	(0.5)

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3] Return on equity (ROE) calculated based on last 12-months net income and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including accumulated other comprehensive income (AOCI); for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

Effective Jan 1. 2018, the U.S. corporate income tax rate declined from 35% to 21%, favorably impacting financial results. Due to the company's municipal bond investments, which are subject to a lower 5.25% tax rate, the effective tax rate on income from continuing operations in first quarter 2018 was 17.5% compared with 24.0% in first quarter 2017. The reduction in the corporate tax rate favorably impacted net income and core earnings in the Commercial Lines, Personal Lines, Group Benefits and Mutual Funds segments.

Net income, which includes income from discontinued operations, was $597 million in first quarter 2018 compared with $378 million in first quarter 2017. The $219 million increase was due to a $125 million increase in income from continuing operations, after tax, and a $94 million increase in income from discontinued operations, after tax. Income from discontinued operations in first quarter 2018 was mostly attributable to a reduction in the estimated loss on sale of Talcott Resolution arising from new accounting guidance issued by the Financial Accounting Standards Board in February 2018. The new guidance resulted in the reclassification from AOCI to retained earnings of the effects of a lower tax rate on deferred taxes related to components of AOCI, including tax effects associated with the life and annuity business held for sale. The change in accounting had no impact on stockholders' equity or the economics of the sale of Talcott Resolution, which is expected to close by June 30, 2018. First quarter 2018 net income also benefited from the reduction in the U.S. corporate tax rate beginning in 2018. First quarter 2018 net income per diluted share of $1.64 compared with $1.00 in first quarter 2017.

First quarter 2018 consolidated net investment income increased 10% to $451 million, before tax, from $410 million, before tax, in first quarter 2017 primarily as a result of a higher level of invested assets due to the fourth quarter 2017 Group Benefits acquisition and higher income from limited partnerships and other alternative investments (LPs). Investment income from LPs was $73 million, before tax ($58 million, after tax), in first quarter 2018 for an annualized investment yield of 18.6%, compared with $58 million, before tax ($40 million, after tax), for an annualized investment yield of 15.5%, in first quarter 2017. The credit performance of the investment portfolio continues to be very strong, with no impairment losses in the quarter.

The annualized investment yield, before tax, excluding LPs, was 3.7%, in first quarter 2018, down from 3.8% in first quarter 2017 primarily due to the impact of the acquired investment portfolio in Group Benefits of approximately $3.4 billion being recorded at market yields as of the acquisition date, as required by purchase accounting. P&C investment yield, before tax, excluding LPs, was 3.7% in first quarter 2018, flat with first quarter 2017 as reinvestment rates during the quarter were in line with yields on maturing or sold bonds.

March 31, 2018 book value per diluted share of $36.06 decreased 3% from $37.11 as of Dec. 31, 2017 due to the 3% decline in stockholders' equity over the period. The decline in stockholders' equity was due to a $902 million decrease in AOCI during the quarter as a result of lower net unrealized investment gains driven by higher interest rates and wider credit spreads, partially offset by a $551 million increase in stockholders' equity, excluding AOCI. Book value per diluted share (excluding AOCI) of $36.71 as of March 31, 2018 increased 4% from $35.29 at Dec. 31, 2017. The increase in stockholders' equity, excluding AOCI, was primarily due to net income in excess of common stock dividends during the quarter.

Net loss return on equity (ROE) was 19.3% in first quarter 2018 compared with net income ROE of 5.4% in first quarter 2017, as 12-month trailing net income in first quarter 2018 includes the fourth quarter 2017 loss on sale of Talcott Resolution, the fourth quarter 2017 charge related to U.S. corporate income tax reform and the second quarter 2017 pension settlement charge. Core earnings ROE in first quarter 2018 rose to 7.8% from 5.1% in first quarter 2017 due to a 32% increase in 12-month trailing core earnings and a 13% decrease in average stockholders' equity, excluding AOCI.

FIRST QUARTER 2018 SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended
($ in millions)	Mar 31 2018	Mar 31 2017	Change¹
Core earnings (losses)
P&C segments:
Commercial Lines	$302	$224	35%
Personal Lines	89	32	178%
P&C Other Operations	17	21	(19)%
Property & Casualty	408	277	47%
Group Benefits	85	40	113%
Mutual Funds	34	23	48%
Sub-total	527	340	55%
Corporate	(66)	(52)	(27)%
Total	$461	$288	60%
Select operating data:
Commercial Lines
Combined ratio	93.3	96.0	(2.7)
Impact of catastrophes and PYD on combined ratio	2.9	5.1	(2.2)
Underlying combined ratio*	90.4	90.9	(0.5)
Personal Lines
Combined ratio	92.2	99.3	(7.1)
Impact of catastrophes and PYD on combined ratio	2.5	8.1	(5.6)
Underlying combined ratio	89.8	91.2	(1.4)
Group Benefits
Loss ratio	77.4%	77.7%	(0.3)
Expense ratio	24.0%	27.7%	(3.7)
Net income margin	3.6%	4.9%	(1.3)
Core earnings margin*	5.6%	4.3%	1.3
Mutual Funds
Mutual fund and ETP net flows	$678	$1,355	(50)%
Total Mutual Funds segment assets under management	$115,497	$103,199	12%

Commercial Lines

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Commercial Lines net income of $298 million increased from $231 million in first quarter 2017 primarily due to a $46 million increase in underwriting gain*, before tax, a $15 million increase in net investment income, before tax, and a $24 million decrease in income taxes, partially offset by net realized capital losses of $8 million, before tax, compared with net realized capital gains of $11 million, before tax, in first quarter 2017

•	Core earnings of $302 million increased from $224 million in first quarter 2017, reflecting a higher underwriting gain and net investment income, as well as lower income taxes

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The underwriting gain of $114 million increased from $68 million in first quarter 2017, and the combined ratio of 93.3 improved 2.7 points from 96.0 in first quarter 2017, primarily due to a 2.0 point favorable change in PYD, a 0.5 point decrease in the underlying combined ratio and a 0.2 point decline in catastrophe losses

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Current accident year catastrophe losses were $69 million, before tax, (4.0 points on the combined ratio), compared with $71 million, before tax, (4.2 points on the combined ratio) in first quarter 2017

◦	Net favorable PYD of $19 million, before tax, (1.1 points on the combined ratio) compared with net unfavorable PYD of $15 million, before tax, (0.9 point on the combined ratio) in first quarter 2017

◦	Excluding catastrophe losses and PYD, the underwriting gain of $164 million improved 6% primarily due to better auto experience

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The Commercial Lines underlying combined ratio of 90.4 improved 0.5 point from first quarter 2017 principally due to margin improvement in auto and an essentially flat expense ratio. The Small Commercial underlying combined ratio increased 0.2 point from first quarter 2017 to 87.5, Middle Market improved 1.6 points to 92.2 and Specialty Commercial was flat at 97.5

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Commercial Lines written premiums of $1.9 billion increased 2% from first quarter 2017, including growth of 1% in Small Commercial and 4% in Middle Market, partially offset by a 2% decline in Specialty Commercial. Written premium growth reflected strong new business growth in Small Commercial and Middle Market of 8% and 10%, respectively, partially offset by lower retention. Small Commercial and Middle Market policy count retention declined 3 points and 2 points, respectively, from first quarter 2017 to 82% and 78%, principally due to commercial auto

Personal Lines

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Personal Lines net income and core earnings of $89 million increased from $33 million and $32 million, respectively, in first quarter 2017 primarily due to lower catastrophe losses, higher favorable PYD and improved underlying auto underwriting results

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Underwriting gain improved to $67 million from $7 million in first quarter 2017 and the combined ratio of 92.2 decreased 7.1 points from 99.3 in first quarter 2017 primarily due to a 4.5 point decline in current accident year catastrophe losses, a 1.4 point improvement in the underlying combined ratio and a 1.1 point increase in favorable PYD

◦	Current accident year catastrophe losses totaled $34 million, before tax (4.0 points on the combined ratio) down from $79 million, before tax (8.5 points on the combined ratio) in first quarter 2017

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Net favorable PYD of $13 million, before tax (1.5 points on the combined ratio), primarily from homeowners, compared with net favorable PYD of $4 million, before tax (0.4 point on the combined ratio), in first quarter 2017, primarily from catastrophe losses

◦	Excluding catastrophe losses and PYD, the underwriting gain improved 7% to $88 million due to improvement in the auto underlying combined ratio

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The underlying combined ratio of 89.8 declined 1.4 points from first quarter 2017 due to a 3.1 point improvement in the current accident year loss ratio before catastrophes, largely due to auto liability, partially offset by a 1.6 point increase in the expense ratio due to marketing spending

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The auto combined ratio decreased 4.4 points to 93.1 from 97.5 in first quarter 2017 due to higher favorable PYD, lower current accident year catastrophe losses and a lower current accident year loss ratio before catastrophes. The auto underlying combined ratio of 94.2 decreased 2.4 points due to an improved current accident year loss ratio from the profitability initiatives implemented since 2015 and lower auto liability frequency, partially offset by higher expenses, including increased marketing spending

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The homeowners combined ratio decreased to 89.8 from 103.4 in first quarter 2017 primarily due to lower current accident year catastrophe losses. The underlying combined ratio was 78.9, flat with first quarter 2017

Group Benefits

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Group Benefits net income of $54 million increased from $45 million in first quarter 2017, which included a $13 million, after tax, state guaranty fund assessment. Excluding that assessment, first quarter 2018 net income declined 7% from first quarter 2017 as a result of a net realized capital loss and acquisition integration costs. The net realized capital loss totaled $20 million, after tax, largely due to repositioning of the acquired investment portfolio, compared with a net realized capital gain of $5 million, after tax, in first quarter 2017. Integration costs in first quarter 2018 totaled $9 million, after tax, and did not occur in first quarter 2017 as the acquisition closed in fourth quarter 2017. The net income margin declined to 3.6% from 4.9% in first quarter 2017

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Core earnings, which do not include integration costs but do include $17 million, before tax, of amortization of intangible assets related to the acquisition, were $85 million, up from $40 million in first quarter 2017 largely due to higher premium volume, driven by both the acquisition and strong sales and persistency, higher net investment income due to the acquisition, and the lower U.S. corporate income tax rate. The core earnings margin of 5.6% compared with 4.3% in first quarter 2017, or 5.8% adjusted for the state guaranty fund assessment in first quarter 2017

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Fully insured ongoing premiums, excluding buyouts, of $1,357 million increased from $805 million in first quarter 2017 due to the acquisition and strong sales and persistency. Fully insured ongoing sales, excluding buyouts, of $454 million increased from $211 million in first quarter 2017

•	The total loss ratio of 77.4% decreased 0.3 point from first quarter 2017, as a lower group disability loss ratio was largely offset by a higher group life loss ratio

◦	The 8.0 point improvement in the group disability loss ratio was primarily due to favorable incidence trends and better recoveries

◦
The 7.8 point increase in the group life loss ratio primarily reflects the higher loss ratio of the acquired book due to its greater proportion of national accounts business that generally has a higher loss ratio and a lower commission ratio than The Hartford's pre-acquisition Group Benefits book, and, to a lesser extent, higher mortality compared with first quarter 2017

Mutual Funds

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Mutual Funds net income and core earnings of $34 million each increased from $23 million in first quarter 2017 primarily due to $26 million, before tax, of higher fee income due to growth in Mutual Funds segment assets under management (AUM) and the impact of lower U.S. corporate taxes

•	Mutual Funds segment AUM increased 12% to $115 billion, primarily due to market appreciation and positive net flows

•	Mutual Fund and Exchange Traded Product (ETP) net flows totaled $0.7 billion, including $0.2 billion of ETP net flows, down from $1.4 billion in first quarter 2017, which included several large sales

Corporate

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Corporate net income was $105 million, up from $22 million in first quarter 2017 due to higher income from discontinued operations. Income from discontinued operations in first quarter 2018 was largely attributable to the reclassification of certain tax effects due to new accounting guidance issued in February 2018 that reduced estimated loss on sale, as previously described. Loss from continuing operations, after tax, was $64 million compared with $53 million in first quarter 2017

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Core losses of $66 million increased from core losses of $52 million in first quarter 2017 primarily due to a lower tax benefit as a result of the reduction in the U.S. corporate tax rate in 2018, partially offset by higher net investment income and lower expenses compared with first quarter 2017

•	On March 15, 2018, The Hartford issued $500 million of 4.4% senior notes due 2048 and repaid $320 million of maturing 6.3% senior notes

CONFERENCE CALL
The Hartford will discuss its first quarter 2018 financial results on a webcast at 9 a.m. EDT on Friday, April 27, 2018. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2018, and the First Quarter 2018 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contacts
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant	Sean Rourke
860-547-8664	860-547-5688
matthew.sturdevant@thehartford.com	sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$1,711	$859	$—	$1,357	$—	$—	$3,927
Fee income	9	10	—	44	258	2	323
Net investment income	258	40	24	121	1	7	451
Other revenues	1	19	—	—	—	—	20
Net realized capital gains (losses)	(8)	—	(1)	(25)	—	4	(30)
Total revenues	1,971	928	23	1,497	259	13	4,691
Benefits, losses, and loss adjustment expenses	1,021	587	—	1,085	—	2	2,695
Amortization of DAC	257	71	—	10	4	—	342
Insurance operating costs and other expenses	327	159	3	321	212	15	1,037
Interest expense	—	—	—	—	—	80	80
Amortization of other intangible assets	—	1	—	17	—	—	18
Total benefits and expenses	1,605	818	3	1,433	216	97	4,172
Income (loss) before income taxes	366	110	20	64	43	(84)	519
Income tax expense (benefit)	68	21	3	10	9	(20)	91
Income (loss) from continuing operations, after-tax	298	89	17	54	34	(64)	428
Income from discontinued operations, after-tax	—	—	—	—	—	169	169
Net income (loss)	298	89	17	54	34	105	597
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(6)	(1)	(1)	(26)	—	4	(30)
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(12)	—	—	(12)
Less: Income tax benefit (expense)	2	1	1	7	—	(2)	9
Less: Income from discontinued operations, after-tax	—	—	—	—	—	169	169
Core earnings (losses)	$302	$89	$17	$85	$34	$(66)	$461

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$1,688	$934	$—	$816	$—	$—	$3,438
Fee income	10	11	—	19	237	1	278
Net investment income	243	36	31	95	1	4	410
Other revenues	—	19	—	—	—	—	19
Net realized capital gains (losses)	11	2	4	8	—	(1)	24
Total revenues	1,952	1,002	35	938	238	4	4,169
Benefits, losses, and loss adjustment expenses	1,054	719	1	651	—	(1)	2,424
Amortization of DAC	249	81	—	8	6	—	344
Insurance operating costs and other expenses	326	154	3	220	197	19	919
Interest expense	—	—	—	—	—	80	80
Amortization of other intangible assets	—	1	—	—	—	—	1
Total benefits and expenses	1,629	955	4	879	203	98	3,768
Income (loss) before income taxes	323	47	31	59	35	(94)	401
Income tax expense (benefit)	92	14	7	14	12	(41)	98
Income (loss) from continuing operations, after-tax	231	33	24	45	23	(53)	303
Income from discontinued operations, after-tax	—	—	—	—	—	75	75
Net income (loss)	231	33	24	45	23	22	378
Less: Net realized capital gains (losses), excluded from core earnings, before tax	11	2	4	7	—	(1)	23
Less: Income tax benefit (expense)	(4)	(1)	(1)	(2)	—	—	(8)
Less: Income from discontinued operations, after-tax	—	—	—	—	—	75	75
Core earnings (losses)	$224	$32	$21	$40	$23	$(52)	$288

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2018, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships is the annualized net investment income excluding limited partnerships and other alternative investments divided by the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Mar 31 2018	Mar 31 2017	Mar 31 2018	Mar 31 2017	Mar 31 2018	Mar 31 2017
	Consolidated		P&C		Group Benefits
Annualized investment yield	4.2%	4.2%	4.3%	4.2%	4.3%	4.8%
Annualized investment yield on limited partnerships and other alternative investments	18.6%	15.5%	17.0%	13.6%	28.3%	28.9%
Annualized investment yield excluding limited partnerships and other alternative investments	3.7%	3.8%	3.7%	3.7%	3.8%	4.3%

Book value per diluted share (excluding AOCI): Book value per diluted share (excluding AOCI) is calculated based upon non-GAAP financial measures. It is calculated by dividing (a) total stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding or common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes it is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measures. A reconciliation of book value per diluted share, including AOCI to book value per diluted share (excluding AOCI) is set forth below.

	As of
	Mar 31 2018	Dec 31 2017	Change
Book value per diluted share	$36.06	$37.11	(3)%
Less: Per diluted share impact of AOCI	$(0.65)	$1.82	NM
Book value per diluted share (excluding AOCI)	$36.71	$35.29	4%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring and other costs, integration and transaction costs in connection with an acquired business, pension settlements, loss on extinguishment of debt, gains and losses on reinsurance transactions, income tax benefit from reduction in deferred income tax valuation allowance, impact of tax reform on net deferred tax assets, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions.
The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Results from discontinued operations are excluded from core earnings for businesses held for sale because such results could obscure trends in our ongoing businesses that are valuable to our investors' ability to assess the company's financial performance.
Net income (loss) and income from continuing operations (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations is net income, excluding the income (loss) from discontinued operations. Core earnings should not be considered as a substitute for net income (loss) or income (loss) from continuing operations and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), income (loss) from continuing operations and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to income from continuing operations to core earnings for the quarterly periods ended March 31, 2018 and 2017, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2018.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2018 and 2017, is set forth below.

	Three Months Ended
Margin	Mar 31 2018	Mar 31 2017	Change
Net income margin	3.6%	4.9%	(1.3)
Less: Effect of net realized capital gains (losses), net of tax, on after tax margin	(1.4)%	0.6%	(2.0)
Less: Effect of integration and transaction costs, net of tax, on after tax margin	(0.6)%	—%	(0.6)
Core earnings margin	5.6%	4.3%	1.3

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended March 31, 2018 and 2017 is provided in the table below.

	Three Months Ended
	Mar 31 2018	Mar 31 2017	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income (loss) per share[1]	$1.64	$1.00	64%
Less: income from discontinued operations, after tax	0.46	0.20	130%
Income from continuing operations	$1.18	$0.80	48%
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(0.08)	0.06	NM
Less: Integration and transaction costs associated with an acquired business	(0.03)	—	NM
Less: Income tax (expense) benefit on items excluded from core earnings	0.02	(0.02)	NM
Core earnings per share[1]	$1.27	$0.76	67%
[1] Includes dilutive potential common shares

Net investment income, excluding limited partnerships: is the amount of net investment income, on a consolidated, P&C or Group Benefits level earned from such invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Mar 31 2018	Mar 31 2017	Mar 31 2018	Mar 31 2017	Mar 31 2018	Mar 31 2017
	Consolidated		P&C		Group Benefits
Total net investment income	$451	$410	$322	$310	$121	$95
Limited partnerships and other alternative assets	73	58	58	45	15	13
Net investment income excluding limited partnerships	$378	$352	$264	$265	$106	$82

Core Earnings Return on Equity: The company provides different measures of the return on stockholders' equity (“ROE”). Net income ROE is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of Core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.

A reconciliation of Consolidated Net income ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Mar 31 2018	Mar 31 2017
Net income (loss) ROE	(19.3)%	5.4%
Less: Net realized capital gains (losses) excluded from core earnings, before tax	0.7	(0.3)
Less: Loss on reinsurance transactions, before tax	—	(3.7)
Less: Pension settlement, before tax	(5.0)	—
Less: Integration and transaction costs associated with an acquired business	(0.2)	—
Less: Income tax (expense) benefit on items not included in core earnings	(4.3)	2.4
Less: Income (loss) from discontinued operations, after tax	(18.4)	1.9
Less: Impact of AOCI, excluded from core earnings ROE	0.1	—
Core earnings ROE	7.8%	5.1%

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "First Quarter 2018 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended March 31, 2018 and 2017, is set forth in the Investor Financial Supplement for quarter ended March 31, 2018, which is available on The Hartford's website, https://ir.thehartford.com.

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, trade tariffs or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, market volatility and foreign exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the potential for difficulties arising from outsourcing and similar third-party relationships; the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements;
Risks Related to the Company's Life and Annuity Business in Discontinued Operations: the risks related to political, economic and global economic conditions including interest rate, equity and credit spread risks; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; risks related to negative rating actions or downgrades in the financial strength and credit ratings of Hartford Life Insurance Company or Hartford Life and Annuity Insurance Company or negative rating actions or downgrades relating to our investments; the volatility in our statutory and United States ("U.S.") Generally Accepted Accounting Principles ("GAAP")  earnings and potential material changes to our results resulting from our risk management program to emphasize protection of economic value; the potential for losses due to our reinsurers’ unwillingness or inability to meet their obligations under reinsurance contracts; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the fair value estimates for investments and the evaluation of other-than-temporary impairments on available for sale securities; the potential for further acceleration of deferred policy acquisition cost amortization and an increase in reserve for certain guaranteed benefits in our variable annuities; changes in federal or state tax laws that would impact the tax-favored status of life and annuity contracts; and changes in accounting and financial reporting of the liability for future policy benefits, including how the life and annuity businesses account for deferred acquisition costs, market risk benefits on variable annuity contracts and the discounting of life contingent fixed annuities.
Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.